KID CASTLE EDUCATIONAL CORPORATION
LIST OF SUBSIDIARIES

Name of consolidated	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable Interest
subsidiary or entity

GiveMePower Corporation	Nevada	9/16/2020	88.00%